Exhibit 99.2

News Release

NXT-ID Inc. Schedules Earnings Investor Webcast to Discuss Second Quarter and Six Month Highlights

MELBOURNE, Florida, July 31, 2017 /PRNewswire/ --

NXT-ID, Inc. (NASDAQ: NXTD) (“NXT-ID” or the “Company”), a security, authentication and payment technology company announces that it will host an investor webcast on Wednesday, August 2, 2017 to discuss quarterly earnings and provide a corporate update to shareholders.

Following management’s discussion, there will be a Q&A session with several Wall Street analysts.

The investor webcast will be held at 4:15 ET after market close. To participate please sign up at http://edge.media-server.com/m/p/pvsa9zi8. The webcast will be archived and available at this address for a limited time and will also be available on the company’s website following the event.

About NXT-ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers’ mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

NXT-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems (“PERS”) sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about NXT-ID at http://www.nxt-id.com.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact:

Corporate info:
info@nxt-id.com

Media:
Chris Orlando
chris.orlando@nxt-id.com

D. Van Zant
+1-800-665-0411
press@nxt-id.com

SOURCE NXT-ID, Inc.